EXHIBIT 3.2

CERTIFICATE OF DESIGNATIONS, POWERS,
PREFERENCES AND OTHER RIGHTS
AND QUALIFICATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 151 of the Delaware General Corporation Law)

___________________________________________________

The undersigned, Robert Klimasewski, President and Chief Executive Officer, does hereby certify that:

1. He is the President and Chief Executive Officer of VirtualScopics, Inc. (f/k/a ConsultAmerica, Inc.), a Delaware corporation (the "Corporation").

2. The Corporation is authorized to issue 15,000,000 shares of preferred stock, none of which have been issued.

3. The following resolutions were duly adopted by the Board of Directors of the Corporation, pursuant to the authority of the Board as required by Section 151 of the Delaware General Corporation Law (“DGCL”).

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board”) in accordance with the provisions of the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board hereby authorizes a series of the Corporation’s previously authorized but unissued Preferred Stock, par value $0.001 per share, and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

Series A Convertible Preferred Stock:

1. Designation and Number of Shares. There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Preferred Stock,” and the number of shares constituting such series shall be 8,400 shares. Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of shares of Series A Convertible Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2. Ranking. The Series A Convertible Preferred Stock shall, with respect to distribution rights upon a Liquidation (as defined in Section 3 below) of the Corporation, rank (a) subject to clause (b), senior to the common stock, par value $0.001 per share, of the Corporation (the “Common Stock”), and all other preferred stock of the Corporation, and (b) as applicable, junior to or on a parity with such preferred stock of the Corporation the terms of which expressly provide that such preferred stock will rank senior to or on a parity with the Series A Convertible Preferred Stock.

3. Liquidation.

(a) Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the holders of record of the shares of the Series A Convertible Preferred Stock shall be entitled to receive, immediately after any distributions required by the Corporation’s Certificate of Incorporation and any certificate(s) of designation, powers, preferences and rights in respect of any securities of the Corporation having priority over the Series A Convertible Preferred Stock with respect to the distribution of the assets of the Corporation upon a Liquidation, and before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart with respect to any securities of the Corporation over which the Series A Convertible Preferred Stock has priority with respect to the distribution of the assets of the Corporation upon a Liquidation (“Junior Securities”), an amount in cash with respect to each share of Series A Convertible Preferred Stock held by such holders, equal to $1,000 per share (subject to proportional adjustment in the event of a stock split, combination or similar event changing the number of outstanding shares of Series A Convertible Preferred Stock) (the “Liquidation Preference”). If, upon such a Liquidation, the assets of the Corporation available for distribution to the holders of Series A Convertible Preferred Stock and, if applicable, any securities of the Corporation having equal priority with the Series A Convertible Preferred Stock with respect to the distribution of the assets of the Corporation upon a Liquidation (“Parity Securities”) shall be insufficient to permit payment in full to the holders of the Series A Convertible Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders of the Series A Convertible Preferred Stock and Parity Securities then outstanding shall be distributed ratably among such holders based upon the proportion that the total amount distributable on each share upon a liquidation bears to the aggregate amount available for distribution on all shares of the Series A Convertible Preferred Stock and of such Parity Securities, if any.

The consolidation or merger of the Corporation with another person other than a wholly-owned subsidiary of the Corporation, or the sale, transfer or lease of all or substantially all of its assets to another person shall not be deemed to be a Liquidation within the meaning of this Section 3(a).

(b) Upon the completion of the distributions required by Section 3(a) of this Section 3, if assets remain in the Corporation, they shall be distributed to holders of Series A Convertible Preferred Stock pro rata with holders of Junior Securities, based on the number of shares of Common Stock into which the Series A Convertible Preferred Stock is convertible at the then effective Conversion Rate (as defined below).

4. Dividends. The holders of the Series A Convertible Preferred Stock shall not be entitled to receive dividends or other distributions from the Corporation with respect to the Series A Convertible Preferred Stock and no dividends or distributions shall be payable with respect thereto.

5. Conversion Rights. Each holder of record of shares of the Series A Convertible Preferred Stock shall have the right to convert all or any part of such holder’s shares of Series A Convertible Preferred Stock into Common Stock, without any further payment therefor, as follows:

(a) Optional Conversion. Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Series A Convertible Preferred Stock shall have the right, at such holder’s option, at any time and from time to time, to convert any of such shares of Series A Convertible Preferred Stock into fully paid and non-assessable whole shares of Common Stock. Each share of Series A Convertible Preferred Stock shall initially be convertible into 400 shares of Common Stock (the “Conversion Rate”), subject to adjustment upon the terms hereinafter set forth.

(b) Mechanics of Conversion.

(i) Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date when a notice of an election to convert and properly endorsed certificates are delivered, and such date is referred to herein as the “Conversion Date.”

(ii) All Common Stock which may be issued upon conversion of the Series A Convertible Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

(c) Fractional Shares. No fractional shares shall be issued upon conversion of Series A Convertible Preferred Stock into Common Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 5(c), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Class A Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board.

6. Anti-Dilution Provisions. During the period in which any shares of Series A Convertible Preferred Stock remain outstanding, the Conversion Rate in effect at any time, and/or the number and kind of securities issuable upon the conversion of the Series A Convertible Preferred Stock, shall be subject to adjustment from time to time following the date of the original issuance of the Series A Convertible Preferred Stock upon the happening of certain events as follows:

(a) Recapitalization, Reclassification and Succession. If any recapitalization of the Corporation or reclassification of its Common Stock or any merger or consolidation of the Corporation into or with a corporation or other business entity, or the sale or transfer of all or substantially all of the Corporation’s assets or of any successor corporation’s assets to any other corporation or business entity (any such corporation or other business entity being included within the meaning of the term “successor corporation”) shall be effected, then, as a condition of such recapitalization, reclassification, merger, consolidation, sale or transfer, lawful and adequate provision shall be made whereby each holder of shares of Series A Convertible Preferred Stock thereafter shall have the right to receive such shares of capital stock, securities or other property as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore issuable upon conversion of the shares of Series A Convertible Preferred Stock held by such holder prior to such recapitalization, reclassification, merger, consolidation, sale or transfer, and in each such case, the terms of this Section 6 shall be applicable to the shares of stock or other securities or property receivable upon the conversion of such shares of Series A Convertible Preferred Stock after such consummation.

(b) Subdivisions, Combinations, Stock Dividends or Distributions of Shares. If the Corporation shall subdivide or combine its Common Stock or shall issue or pay the holders of its Common Stock, or take a record of the holders of its Common Stock for the purpose of entitling them to receive, a dividend payable in, or other distribution of, Common Stock, the Conversion Rate then in effect shall be proportionately adjusted to the number of shares of Common Stock that a holder of a share of Series A Convertible Preferred Stock would have owned immediately following such action had such share of Series A Convertible Preferred Stock been converted immediately prior thereto.

(c) Valuation Adjustment to Conversion Rate.

(i) If the Corporation issues, or shall be deemed to have issued, Additional Shares of Common Stock (as defined below) for a consideration per share less than the Conversion Price (as defined below) or with a per share conversion, exercise or exchange price of less than the Conversion Price (such lower price being a “Lower Offering Price”), then and in such event, the Conversion Rate shall be adjusted to the number of shares of Common Stock equal to the Liquidation Preference divided by such Lower Offering Price. The Conversion Price shall initially be $2.50 per share. The Conversion Price shall be reduced to the last Lower Offering Price for each successive issuance or deemed issuance of Additional Shares of Common Stock with a Lower Offering Price below the Conversion Price in effect at the time of the issuance or deemed issuance of the Additional Shares of Common Stock at such Lower Offering Price.

(ii) As used herein, “Additional Shares” shall mean all shares of Common Stock, or any stock options, warrants, convertible securities or other rights to purchase or acquire shares of Common Stock (“Common Stock Equivalents”), issued or deemed to be issued by the Corporation after the date hereof; provided, however, that none of the following shall be deemed issuances of Additional Shares of Common Stock: (A) an issuance or deemed issuance described in subsections (a), (b) or (c) of this Section 6, (B) an issuance or deemed issuance of Common Stock or Common Stock Equivalents (and the issuance of Common Stock upon the exercise of any such Common Stock Equivalents) in which the Corporation’s gross proceeds as consideration for such issuance are less than $300,000, (C) an issuance or deemed issuance of Common Stock or Common Stock Equivalents (and the issuance of Common Stock upon the exercise of any such Common Stock Equivalents) in connection with an acquisition, merger or a strategic alliance, that is approved by the Board, or (D) an issuance or deemed issuance of Common Stock Equivalents (and the issuance of Common Stock upon the exercise of any such Common Stock Equivalents) issued to officers, directors or employees of or consultants to the Corporation or any wholly-owned subsidiary of the Corporation pursuant to options of VirtualScopics, LLC assumed by the Corporation

(e) Certain Shares Excluded. The number of shares of Common Stock outstanding at any given time for purposes of the adjustments set forth in this Section 6 shall exclude any shares then directly or indirectly held in the treasury of the Corporation.

(f) Deferral and Cumulation of De Minimis Adjustments. The Corporation shall not be required to make any adjustment pursuant to this Section 6 if the amount of such adjustment would be less than one percent (1%) of the Conversion Rate in effect immediately before the event that would otherwise have given rise to such adjustment. In such case, however, any adjustment that would otherwise have been required to be made shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to not less than one percent (1%) of the Conversion Rate in effect immediately before the event giving rise to such next subsequent adjustment. All calculations under this Section 6 shall be made to the nearest one-hundredth of a share, as the case may be, but in no event shall the Corporation be obligated to issue fractional shares of Common Stock or fractional portions of any securities upon the conversion of the Series A Convertible Preferred Stock.

(g) Duration of Adjustment. Following each computation or readjustment as provided in this Section 6, the new adjusted Conversion Rate shall remain in effect until a further computation or readjustment thereof is required.

7. Redemption. The Corporation may not redeem the outstanding shares of Series A Convertible Preferred Stock and the holders shall not have any right, at any time or under any circumstances, to require the Corporation to redeem any of the Series A Convertible Preferred Stock.

8. Voting Rights.

(a) Except as otherwise required by law, the holders of shares of Series A Convertible Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Common Stock and shall have such number of votes equal to the largest whole number of shares of Common Stock into which such holders’ shares of Series A Convertible Preferred Stock are convertible pursuant to the provisions hereof at the record date for the determination of holders of Common stock entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law or provided in or permitted by Sections 3(a), 8(c) and (d) hereof, the holders of shares of Series A Convertible Preferred Stock and Common Stock shall vote together as a single class, and not as separate classes. In the event that the holders of the Series A Convertible Preferred Stock are required or permitted to vote as a class, the approval (by vote or written consent) of holders of not less than a majority of the outstanding shares of Series A Convertible Preferred Stock shall be required to approve each such matter to be voted upon, and if any matter is approved by such requisite percentage of holders of Series A Convertible Preferred Stock, such matter shall bind all holders of Series A Convertible Preferred Stock.

(b) So long as any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) as provided by the Delaware General Corporation Law of the holders of not less than a majority of the outstanding shares of Series A Convertible Preferred Stock:

(i) alter, amend or repeal (whether by merger, consolidation or otherwise) the rights, preferences or privileges of the Series A Convertible Preferred Stock or any capital stock of the Corporation so as to affect adversely the Series A Convertible Preferred Stock;

(ii) alter, amend or repeal, the Certificate of Incorporation or By-laws of the Corporation in a manner that would adversely affect the voting power of the Series A Convertible Preferred Stock or any other rights or privileges of the holders of the Series A Convertible Preferred Stock;

(iii) create or issue any new class or series of capital stock that constitutes Senior Securities or Parity Securities;

(iv) increase the authorized number of shares of Series A Convertible Preferred Stock;

(v) do any act or thing not authorized or contemplated by this Certificate of Designations which would result in taxation of the holders of shares of the Series A Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

(c) Holders of a majority of the outstanding shares of Series A Convertible Preferred Stock may, voting as a single class, elect to waive any provision of this Certificate of Designations, and the affirmative vote of such percentage with respect to any proposed waiver of any of the provisions contained herein shall bind all holders of Series A Convertible Preferred Stock.

10. Reservation of Shares. The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series A Convertible Preferred Stock pursuant to the terms hereof. If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series A Convertible Preferred Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

11. Miscellaneous.

(a) There is no sinking fund with respect to the Series A Convertible Preferred Stock.

(b) The shares of the Series A Convertible Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth in this Certificate of Designations and in the Certificate of Incorporation of the Corporation.

(c) The holders of the Series A Convertible Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.

RESOLVED, FURTHER, that the Chairman, the President or any Vice-President, and the Secretary or any Assistant Secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designations, Powers, Preferences, Rights and Qualifications in accordance with the foregoing resolution and the provisions of Delaware General Corporation Law.

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION]

IN WITNESS WHEREOF, VirtualScopics, Inc. has caused this Certificate to be signed on this 4th day of November 2005.

VIRTUALSCOPICS, INC.
(f/k/a CONSULTAMERICA, INC.)

By: /s/ Robert Klimasewski
Name: Robert Klimasewski
Title: President and CEO